EXHIBIT 10.1

                DESCRIPTION OF PERFORMANCE BONUS ARRANGEMENT FOR
                        MEMBERS OF INVESTMENT DIVISION OF
                             EATON VANCE MANAGEMENT

Registrant's advisory subsidiary, Eaton Vance Management, currently has a performance bonus arrangement for employees who are members of its Investment Division. In addition to base salary compensation, such members are eligible for a fiscal year-end cash performance bonus. Bonuses are determined by a systematic analysis of the investment recommendations of security analysts and the investment performance of portfolio managers. Bonuses, when earned, may be up to 100% of base compensation. An individual receiving such a bonus may be a director or executive officer of the registrant.

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